*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on December 08, 2015

SILICON GRAPHICS INTERNATIONAL CORP	Meeting Information Meeting Type: Annual Meeting For holders as of: October 16, 2015 Date: December 08, 2015 Time: 9:00 AM PST Location: 900 North McCarthy Blvd Milpitas, California 95035
SILICON GRAPHICS INTERNATIONAL CORP. 900 N. MCCARTHY BOULEVARD MILPITAS, CA 95035

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement       2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before November 24, 2015 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote
FOR the following:

1.

Election of Directors

Nominees:

01

Ronald D. Verdoorn     02 Charles M. Boesenberg     03 Gary A. Griffiths     04 Michael W. Hagee     05 Douglas R. King

06

Jorge L. Titinger

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2.

To approve certain amendments to, and an increase in the number of shares reserved under, the Company's 2014 Omnibus Incentive Plan.

3.

To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 24, 2016.

4.

To approve a non-binding, advisory resolution on executive compensation.

NOTE:  To conduct any other business properly brought before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

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